Exhibit 99.2

March 15, 2007

BY FEDERAL EXPRESS, ELECTRONIC
& FACSIMILE TRANSMISSION

PainCare Holdings, Inc.
1030 North Orange Avenue
Suite 105
Orlando, Florida 32801
Attention: CEO
Facsimile No.: 407-367-0950
E-mail: Randy@paincareinc.com

     Re: Notice of Breach and Default Under Asset Purchase
Agreement and Stock Pledge Agreement

Gentlemen:

     Reference is made to (a) the Asset Acquisition Agreement, dated as of December 1, 2004 (the “Agreement”), by and among PainCare Holdings, Inc. (“PainCare”), PainCare Acquisition Company XV, Inc. (“Subsidiary”), The Center for Pain Management, LLC (the “Company”) and the Company’s owners of membership interests (“Members”), and (ii) the Stock Pledge Agreement, dated February 7, 2005 (the “Stock Pledge Agreement”), by and among PainCare and the Members. Capitalized terms used in this Notice that are defined in the Agreement or in the Stock Pledge Agreement shall have the same meaning herein as therein.

     Pursuant to Section 3.4 of the Agreement, PainCare was required to pay to the members on or prior to February 28, 2007, an Adjusted Installment Payment in the cash amount of Two Million and Twenty-Six Thousand, Seven Hundred Thirty-one Dollars ( U.S. $2,026,731) and 1,121,103 shares of PainCare capital stock (each as determined in accordance with the Agreement) with respect to the Formula Period ended November 30,2006. Despite repeated demands for such payment, PainCare has refused to comply with its obligations under the Agreement. Accordingly, notice is hereby given to PainCare that it is in material breach of, and has failed to perform, its obligations set forth in the Agreement (the “Material Breach”).

     Specifically, and without limitation, (a) notice is hereby given in accordance with Section 6.1 of the Agreement that PainCare is in default of a material term of the Agreement to be performed after the Closing and, therefore, unless PainCare cures such default on or prior to April 24, 2007, the Restricted Period shall terminate on April 24, 2007, and (b) demand is hereby made for indemnification from any Adverse Consequences to Sellers as contemplated in Section 13.3 of the Agreement.

     Moreover, notice is hereby given pursuant to Section 9 of the Stock Purchase Agreement that, if PainCare fails to cure the Material Breach on or prior to April 12, 2007, an Event of Default shall occur on and as of April 12, 2007 under and in respect of PainCare’s obligations as Pledgor under the Stock Purchase Agreement. Demand is hereby made that PainCare immediately deliver to the undersigned any and all additional Pledged Shares and/or Pledged Interests that are not presently held by the Members, duly endorsed in blank, and appropriate instruments evidencing Pledgees’ rights therein pursuant to the Stock Pledge Agreement (including, without limitation, the perfection of the Security Interest therein), and that Pledgor immediately deliver to the undersigned any other Pledged Shares or Pledged Interests if, as and when created or issued from and after the date hereof.

     This Notice shall not constitute or be deemed to constitute any direct or indirect waiver, delay or forbearance of any rights of the Company or the Members under the Agreement or the Stock Pledge Agreement or as otherwise available under applicable law, nor shall this Notice limit any actions or remedies that the company or the Members may seek or take in response to the Material Breach and/or PainCare’s continuing refusal to comply with its obligations under the Agreement (or any agreement or document referred to therein).

Very truly yours,

THE CENTER FOR PAIN MANAGEMENT, LLC

By:/s/ Marc A. Loev
Marc A. Loev, M.D. Managing Member

MEMBERS:
LESTER A. ZUCKERMAN, M.D.	MARC A. LOEV, M.D.

/s/ Lester A. Zuckerman, M.D.	/s/ Marc A. Loev, M.D.

P.BOBBY DEY, M.D.	MARK. H. COLEMAN, M.D

/s/ P. Bobby Dey, M.D.	/s/ Mark H. Coleman, M.D.

MICHAEL J. DALY, M.D.	ALI EL-MOHANDES, M.D.

/s/ Michael J. Daly, M.D.	/s/ Ali EL-Mohandes, M.D.